NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Andrea L. Johnston, Pure Communications
(910) 681-1088
EPIX Pharmaceuticals Announces Third Quarter Results
— Successful Completion of Predix Merger; Initiated Amgen Collaboration; Continued Progress
in Clinical Development of Four Novel Therapeutic Product Candidates —
LEXINGTON, Mass., November 9, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today reported financial results for the third quarter and nine months ended September 30, 2006.
“We have made significant strategic progress during the third quarter. The completion of the merger between EPIX and Predix has created a biopharmaceutical organization with a proprietary pipeline focused on large markets including depression, Alzheimer’s disease, obesity and cardiovascular disease,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX Pharmaceuticals. “In August, we announced a major collaboration with Amgen for the development of S1P1 modulators. The goal of this collaboration is to leverage EPIX’s discovery capabilities and Amgen’s expertise in autoimmune research to develop new therapies that will more effectively treat a variety of autoimmune disorders and create long-term value for shareholders. We believe this agreement is illustrative of the type of collaborative opportunities that may be available to us through our ongoing drug discovery and development activities.”
Financial Results
EPIX completed its merger with Predix Pharmaceuticals Holdings, Inc. in August 2006. The merger was primarily a stock transaction valued at approximately $125 million, including the assumption of net debt at closing. The purchase price includes a milestone payment of $35 million based on Predix’s strategic collaboration with Amgen Inc., which was a strategic milestone under the merger agreement. Pursuant to the terms of the merger agreement, $20 million of the milestone was paid in cash in October 29, 2006. The remaining $15 million of the milestone payment will be paid in shares of EPIX common stock on October 29, 2007, except to the extent that such shares would exceed 49.99% of outstanding shares immediately after such milestone payment when combined with all shares of EPIX common stock issued in the merger and issuable upon exercise of all Predix options and warrants, which were assumed in the merger. In addition, during the 2006 third quarter and in connection with the merger, EPIX affected a 1-for-1.5 reverse stock split of its outstanding common stock and all outstanding Predix options and warrants were assumed by EPIX. All share and per share information has been restated to reflect the reverse stock split. The financial results for the three and nine month periods ended September 30, 2006 include operating results for Predix from the closing date of the merger, August 16, 2006.
Total revenues in the third quarter of 2006 were $1.3 million, compared to $2.3 million in the third quarter of 2005. Total revenues during the nine month period were $4.4 million, compared to $5.4 million during the comparable period last year.
The GAAP net loss in the third quarter of 2006 was $133.1 million, or $6.00 per share, and in the nine month period in 2006 was $140.8 million, or $7.92 per share. The net loss for both 2006 periods compares with a GAAP net loss in the third quarter of 2005 of $5.7 million, or $0.36 per share, and a GAAP net loss in the nine months in 2005 of $19.0 million, or $1.23 per share. Excluding a non-recurring charge of $123.5 million recorded for in process research and development relating to the merger, EPIX reported a non-GAAP net loss in the third quarter of 2006 of $9.6 million, or $0.43 per share, and a non-GAAP net loss in the nine-month period in 2006 of $17.3 million, or $0.97 per share.
Research and development expenses totaled $8.2 million in the third quarter of 2006, compared to $5.5 million in the third quarter of 2005. The increase in research and development expenses is primarily attributable to clinical trial costs for the four clinical programs obtained through the merger with Predix.
General and administrative expense was $2.9 million in the third quarter of 2006 compared to $2.6 million in the third quarter of 2005. The increase in general and administrative expense is due primarily to the additional personnel and operating costs associated with the increase in headcount as a result of the merger.
GAAP operating expenses for the third quarter of 2006 were $134.8 million as compared to $8.1 million for the third quarter of 2005. Excluding the non-recurring charge of $123.5 million for in process research and development, total non-GAAP operating expenses for the third quarter of 2006 were $11.3 million.
As of September 30, 2006, EPIX had cash, cash equivalents and short-term investments of $113.1 million compared to $124.7 million on December 31, 2005. EPIX had $100.0 million of convertible debt outstanding at September 30, 2006 and December 31, 2005. Approximately 29.2 million shares of common stock were outstanding at September 30, 2006.

EPIX Recent Highlights and Accomplishments
•	Major Pharmaceutical Collaboration. EPIX announced a significant collaboration with Amgen for the development of existing EPIX preclinical compounds and new S1P1 modulators. Amgen will be responsible for clinical development and commercialization of the product candidate(s). Under this agreement, EPIX received a non-refundable upfront payment of $20 million. Additionally, if certain clinical, regulatory and sales milestones are achieved, EPIX can earn up to an additional $287.5 million in milestone payments. Under the agreement, EPIX will have the opportunity to receive royalties on future sales of products resulting from this collaboration and will have the option to promote a product resulting from this collaboration to specialty physicians in the United States for a selected indication.

•	New Focus on Depression. Top-line results from the 2006 Phase 3 trial of PRX-00023, a novel long-acting 5-HT1A agonist, showed that while PRX-00023 did not achieve a statistically significant improvement from baseline in the Hamilton Rating Scale for Anxiety (HAM-A) compared to placebo, the primary endpoint in this trial, the data from this trial did show a statistically significant improvement from baseline in the Montgomery Asberg Depression Rating Scale (MADRS) compared to placebo. The MADRS, which measures symptoms of depression, was a pre-specified secondary endpoint in this trial. Based on further analysis of the data, EPIX is refocusing the clinical development program for PRX-00023 on depression and expects to initiate a Phase 2 clinical trial in patients with major depressive disorder in the first half of 2007.

•	Progress in PH Associated with COPD. In August, 2006, EPIX initiated a Phase 2 clinical trial to evaluate the short-term efficacy and safety of PRX-08066, a serotonin 5-HT2B antagonist, in patients with pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (COPD). There are currently no approved drugs to treat PH associated with COPD.

•	Vasovist Appeal Denied by U.S. FDA; Approved for Marketing in Australia and Canada. During the third quarter, EPIX received a letter from the U.S. Food and Drug Administration (FDA) denying EPIX’s formal appeal to approve its novel blood-pool imaging agent Vasovist and turning down EPIX’s request for an Advisory Committee. EPIX is continuing to evaluate next steps for Vasovist in the United States. In August, Vasovist was approved for marketing in Australia, and approved in November for marketing in Canada. Vasovist has also been approved by the European Medicines Agency for marketing in all 25 member states of the European Union, and in Norway, Iceland and Switzerland.

Dr. Kauffman further commented, “the accomplishments of the third quarter position EPIX for significant, potential value-creating milestones in the months ahead. We are looking forward to negotiating a collaboration for EP2104R, as well as continuing our ongoing strategic partnering discussions regarding certain of our therapeutic product candidates. We believe that we have a strong financial position and intend to continue to advance the clinical development of our proprietary therapeutic product candidates, including our novel 5-HT6 antagonist PRX-07034 — our potential treatment for obesity and cognitive impairment associated with Alzheimer’s disease and schizophrenia — which we recently announced entered a Phase 1 multiple ascending dose clinical trial in otherwise healthy obese patients.”
Upcoming Presentations
The full data set from the Phase 2a clinical trial of EP-2104R, EPIX’s novel fibrin-imaging agent, will be presented in November at the Radiological Society of North America (RSNA) Annual Meeting 2006 in Chicago, IL:
•	Oral Presentation at RSNA: November 29, 2006 at 11:30 a.m. Central Standard Time
o	Session: Molecular Imaging (Imaging Agents), The Use of a Fibrin-binding Magnetic Resonance Imaging Agent (EP-2104R) to Visualize Thrombi in the Venous and Arterial Vasculature, Presented By Josef Vymazal, M.D., from the Hospital Na Homolce, Czech Republic.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent (Vasovist™) approved and marketed in Europe and approved in Canada, Australia and Switzerland, and five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include EP-2104R, a novel thrombus imaging agent which has completed a Phase 2a trial, PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, and PRX-03140, which has completed a Phase 1b clinical trial in Alzheimer’s patients. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG (Germany). For more information about EPIX, please visit the company’s website at www.epixpharma.com.
Non-GAAP Financial Information
EPIX provides non-GAAP operating expenses, net loss and net loss per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. EPIX’s management believes these non-GAAP measures are useful to investors because this supplemental information facilitates comparisons to prior periods. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.
Forward-Looking Statements
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding our regulatory and business strategies and the progress of our clinical development program , the timing and results of clinical trials involving our drug candidates, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials, any failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; the possibility of delays in the research and development necessary to select drug development candidates; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; the risk that we will not successfully integrate Predix’s business; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Total revenues	$1,346	$2,262	$4,403	$5,406

Operating expenses:
Research and development	8,151	5,498	15,383	16,669
In-process research and development	123,500	—	123,500	—
General and administrative	2,909	2,617	6,949	7,931
Restructuring	282	—	633	—

Total operating expenses	134,842	8,115	146,465	24,600
Other income, net	437	193	1,407	183
Provision for income taxes	32	—	119	—

Net loss	$(133,091)	$(5,660)	$(140,774)	$(19,011)

Net loss per share (basic and diluted)	$(6.00)	$(0.36)	$(7.92)	$(1.23)

Weighted average number of shares outstanding (basic and diluted)	22,193	15,515	17,771	15,502

EPIX PHARMACEUTICALS, INC.
TABLE OF RECONCILIATION FROM GAAP TO NON-GAAP
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Reconciliation of GAAP to Non-GAAP net loss and net loss per share:

GAAP net loss	$(133,091)	$(5,660)	$(140,774)	$(19,011)
In-process research and development	123,500	—	123,500	—

Non-GAAP net loss	$(9,591)	$(5,660)	$(17,274)	$(19,011)

GAAP net loss per share:
Basic and diluted	$(6.00)	$(0.36)	$(7.92)	$(1.23)

Non-GAAP net loss per share:
Basic and diluted	$(0.43)	$(0.36)	$(0.97)	$(1.23)

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,
	2006	December 31,
	(unaudited)	2005
Cash, cash equivalents and marketable securities	$113,095	$124,728
Total assets	125,681	130,716
Convertible debt	100,000	100,000
Total liabilities	160,128	112,882
Stockholders’ equity (deficit)	(34,447)	17,833
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